Exhibit 99.1

Emclaire Financial Corp. Announces Capital Management and Preservation Plan

EMLENTON, Pa.--(BUSINESS WIRE)--March 19, 2009--In light of the continued problem economy and in the interest of preserving capital, the Board of Directors of Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of The Farmers National Bank of Emlenton, announced a capital management plan that will involve reducing the Corporation’s quarterly cash dividend to common stockholders as well as the reduction of certain compensation costs.

This plan will be implemented in part to offset the increased costs of FDIC deposit insurance premiums. These costs have increased in general over the past two years and will be especially burdensome during 2009 due to the FDIC’s special assessment on all banks for customer deposits maintained at June 30, 2009. This special assessment could cost the Bank at least an additional $300,000 during the current year depending on finalization of pending legislation.

In addition, the Corporation may find it necessary to increase the Bank’s loan loss reserves as a result of continued loan growth and pressure on borrowers related to the prevailing poor economic conditions. The Corporation continues to maintain sound overall asset quality. Delinquencies and foreclosures in consumer loan portfolios are higher than in prior periods, but well below the level of national averages and peer banks.

Compounding the impact of the increased FDIC costs and higher than traditional levels of loan loss provisions is an expected overall decline in earnings as a result of reduced consumer and commercial business tied to the poor economy in general and to the extremely low interest rate environment.

To offset the impact of the pressure on current earnings and considering the possibility of a prolonged economic downturn, the Board of Directors elected to preserve the Corporation’s capital base by reducing the quarterly cash dividend on common stock from the current rate of $0.32 per quarter to $0.14 per quarter effective for the Corporation’s dividend in the second quarter of 2009. The reduced dividend rate will add more than $1.0 million in additional capital to the Corporation and the Bank on an annual basis or $0.72 in additional book value per common share. The Corporation’s most recently published book value per common share was $20.06 at December 31, 2008.

The Board also elected to discontinue all management and employee incentive and bonus programs for 2009. This move will reduce compensation expense by more than $400,000 during 2009. In addition, management continues to closely monitor all operating expenses for cost saving opportunities.

William C. Marsh, Chairman of the Board, President and Chief Executive Officer of the Corporation and the Bank, noted, “During this time of economic turmoil and additional regulation, we are taking proactive steps to protect capital and preserve shareholder value. These practical measures will strengthen our already sound balance sheet and position us to better serve our customers and the communities in which we operate.

The reduction in the Corporation’s dividend rate will bring the cost of common stock capital in line with market funding rates and bring the estimated dividend payout ratio to more traditional industry levels at a rate below 50% with room for growth in line with earnings projections.”

Mr. Marsh further noted that the Bank remains well capitalized for regulatory purposes and that these measures were not mandated by regulators. “The additional capital generated will provide support for our continued growth and a level of defense should the economy worsen. Healthy banks around the country are acting to preserve capital during this historically bad economic period. Just as in times of greater prosperity we have worked to leverage capital, in this period of uncertainty we are taking steps to preserve it.”

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

Forward-looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Emclaire Financial Corp.
William C. Marsh, 724-867-2311 extension 118
Chairman of the Board, President and
Chief Executive Officer